[Letterhead of KPMG LLP]

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Prudential Institutional Liquidity Portfolio, Inc.—Institutional Money Market Series:

We consent to the incorporation by reference, in this registration statement, of our report dated May 26, 2005 on the statement of assets and liabilities of Prudential Institutional Liquidity Portfolio, Inc.—Institutional Money Market Series: (hereafter referred to as the “Series”), including the portfolio of investments, as of March 31, 2005, and the related statement of operations for the year then ended, and the statements of changes in net assets and financial highlights for each of the years in the two-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Series as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

New York, New York

May 27, 2005